EXHIBIT 99.1

Applied Industrial Technologies Reports Fiscal 2018 First Quarter Results

•Net Sales of $680.7 Million Up 8.9%
•Net Income of $33.7 Million Up 23.2%; EPS of $0.86 Up 22.9%
•Updates Full-year Guidance
•Declares Dividend of $0.29

CLEVELAND, OHIO (October 25, 2017) - Applied Industrial Technologies (NYSE: AIT) today reported first quarter fiscal 2018 sales and earnings for the three months ended September 30, 2017.
Net sales for the quarter grew 8.9% to $680.7 million from $624.8 million in the same quarter a year ago. The overall sales increase for the quarter reflects a 0.8% increase from acquisition-related volume and favorable foreign currency translation of 0.7%. Excluding these factors, organic growth was up 9.2%, which was partially offset by a 1.8% impact from one less sales day in the quarter. Net income for the quarter increased 23.2% to $33.7 million from $27.4 million, and earnings per share rose 22.9% to $0.86 per share, compared with $0.70 per share in the first quarter of fiscal 2017.
Commenting on the results, Applied’s President & Chief Executive Officer Neil A. Schrimsher said, “Building on our recent momentum, we are off to a solid start in fiscal 2018. Our first quarter results reflect ongoing progress in executing our strategic plan, with emphasis on serving our customers, enhancing our capabilities and driving continuous improvements for growth and profitability.”
Outlook
“Entering the second quarter of fiscal 2018, we are narrowing our full-year guidance range for earnings per share to between $3.10 and $3.20 per share, on a sales increase of 4% to 5%.” Mr. Schrimsher concluded, “We are well-positioned in our markets and on track to deliver our fiscal year commitments, with opportunities for continued improvement in sales, operating performance and earnings.”

Share Repurchases
During the quarter, the Company purchased 247,500 shares of its common stock in open market transactions for $13.8 million. At September 30, 2017, the Company had remaining authorization to purchase 1,202,500 additional shares.

Dividend
Today the Company also announced that its Board of Directors declared a quarterly cash dividend of $0.29 per common share, payable on November 30, 2017, to shareholders of record on November 15, 2017.

Conference Call Information
Applied will host its quarterly conference call for investors and analysts at 10 a.m. ET on October 25. Neil A. Schrimsher - President & CEO, and David K. Wells - CFO will discuss the Company's performance. To join the call, dial 877-311-4351 (toll free) or 614-999-9193 (International) using conference ID 93445697. A live audio webcast can be accessed online through the investor relations portion of the Company's website at www.applied.com. A replay of the call will be available for two weeks by dialing 855-859-2056 or 800-585-8367 (both toll free), or 404-537-3406 (International) using conference ID 93445697.

About Applied Industrial Technologies
Founded in 1923, Applied Industrial Technologies is a leading distributor of bearings, power transmission products, fluid power components, and other industrial supplies, serving MRO and OEM customers in virtually every industry. In addition, Applied provides engineering, design and systems integration for industrial and fluid power applications, as well as customized mechanical, fabricated rubber and fluid power shop services. Applied also offers storeroom services and inventory management solutions that provide added value to its customers. For more information, visit www.applied.com.

This press release contains statements that are forward-looking, as that term is defined by the Securities and Exchange Commission in its rules, regulations and releases. Applied intends that such forward-looking statements be subject to the safe harbors created thereby. Forward-looking statements are often identified by qualifiers such as “guidance,” “will” and derivative or similar expressions. All forward-looking statements are based on current expectations regarding important risk factors including trends in the industrial sector of the economy, and other risk factors identified in Applied's most recent periodic report and other filings made with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by Applied or any other person that the results expressed therein will be achieved. Applied assumes no obligation to update publicly or revise any forward-looking statements, whether due to new information, or events, or otherwise.

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CONTACT INFORMATION

INVESTOR RELATIONS
David K. Wells
Vice President - Chief Financial Officer & Treasurer
216-426-4755

CORPORATE & MEDIA RELATIONS
Julie A. Kho
Manager, Public Relations
216-426-4483

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
(In thousands, except per share data)

	Three Months Ended September 30,
	2017	2016
Net Sales	$ 680,701	$ 624,848
Cost of sales	488,277	446,518
Gross Profit	192,424	178,330
Selling, distribution and administrative,
including depreciation	140,587	134,911
Operating Income	51,837	43,419
Interest expense, net	2,166	2,146
Other income, net	(711)	(197)
Income Before Income Taxes	50,382	41,470
Income Tax Expense	16,661	14,099
Net Income	$ 33,721	$ 27,371
Net Income Per Share - Basic	$ 0.87	$ 0.70
Net Income Per Share - Diluted	$ 0.86	$ 0.70
Average Shares Outstanding - Basic	38,932	39,044
Average Shares Outstanding - Diluted	39,336	39,382

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1) Applied uses the last-in, first-out (LIFO) method of valuing U.S. inventory. An actual valuation of inventory under the LIFO method can only be made at the end of each year based on the inventory levels and costs at that time. Accordingly, interim LIFO calculations are based on management's estimates of expected year-end inventory levels and costs and are subject to the final year-end LIFO inventory determination.

(2) During the first quarter of fiscal 2018, we early adopted Accounting Standards Update No. 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost. As a result of this adoption, the condensed statement of consolidated income for the three months ended September 30, 2016 has been restated resulting in a decrease in selling, distribution and administrative expenses and increasing other income, net of $0.2 million; resulting in an increase to operating income for the same amount.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	September 30,	June 30,
	2017	2017

Assets
Cash and cash equivalents	$ 77,769	$ 105,057
Accounts receivable, less allowances of $9,182 and $9,628	405,572	390,931
Inventories	364,979	345,145
Other current assets	28,559	41,409
Total current assets	876,879	882,542
Property, net	111,313	108,068
Goodwill	209,834	206,135
Intangibles, net	159,848	163,562
Deferred tax assets	9,242	8,985
Other assets	17,791	18,303
Total Assets	$ 1,384,907	$ 1,387,595

Liabilities
Accounts payable	$ 165,233	$ 180,614
Current portion of long-term debt	5,595	4,814
Other accrued liabilities	109,432	124,325
Total current liabilities	280,260	309,753
Long-term debt	285,175	286,769
Other liabilities	45,804	45,817
Total Liabilities	611,239	642,339
Shareholders' Equity	773,668	745,256
Total Liabilities and Shareholders' Equity	$ 1,384,907	$ 1,387,595

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
(In thousands)

	Three Months Ended September 30,

	2017	2016

Cash Flows from Operating Activities
Net income	$ 33,721	$ 27,371
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization of property	3,927	3,650
Amortization of intangibles	5,831	6,237
Amortization of stock appreciation rights and options	577	809
Gain on sale of property	(198)	(1,068)
Other share-based compensation expense	778	555
Changes in assets and liabilities, net of acquisitions	(35,025)	2,835
Other, net	(171)	1,475
Net Cash provided by Operating Activities	9,440	41,864
Cash Flows from Investing Activities
Property purchases	(6,336)	(2,999)
Proceeds from property sales	283	1,747
Acquisition of businesses, net of cash acquired	(5,014)	0
Net Cash used in Investing Activities	(11,067)	(1,252)
Cash Flows from Financing Activities
Net repayments under revolving credit facility	0	(22,000)
Long-term debt repayments	(839)	(838)
Purchases of treasury shares	(13,761)	(3,048)
Dividends paid	(11,327)	(10,943)
Acquisition holdback payments	(319)	(4,444)
Taxes paid for shares withheld for equity awards	(1,056)	(987)
Exercise of stock appreciation rights and options	0	108
Net Cash used in Financing Activities	(27,302)	(42,152)
Effect of Exchange Rate Changes on Cash	1,641	(299)
Decrease in cash and cash equivalents	(27,288)	(1,839)
Cash and cash equivalents at beginning of period	105,057	59,861
Cash and Cash Equivalents at End of Period	$ 77,769	$ 58,022